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EXHIBIT 99.1

FOR IMMEDIATE RELEASE CONTACT:
Miguel Iribarren MIDWAY GAMES INC. (773) 961-2222 miribarren@midwaygames.com	Joseph N. Jaffoni, Nathan Ellingson Jaffoni & Collins Incorporated (212) 835-8500 mwy@jcir.com

MIDWAY GAMES ANNOUNCES $82.3 MILLION COMMON STOCK OFFERING

        Chicago, Illinois, April 13, 2004—Midway Games Inc. (NYSE:MWY) announced today that it has agreed to sell 11,350,000 shares of its common stock at $7.25 per share for aggregate proceeds of approximately $82.3 million, before placement fees and other offering expenses. The sale is expected to be completed on Wednesday, April 14, 2004. The net proceeds of the financing of approximately $78.4 million, will be used for general corporate purposes including for working capital, financing capital expenditures, research and development, marketing and distribution efforts, and, if opportunities arise, for acquisitions or strategic alliances.

        Banc of America Securities LLC acted as exclusive placement agent in connection with the offering. The shares in this offering are being issued under a shelf registration statement previously filed with the Securities and Exchange Commission relating to up to $100 million of our securities. We are withdrawing the balance of the shelf registration statement following completion of this offering. A prospectus supplement related to the public offering will be filed with the Securities and Exchange Commission. Copies of the prospectus supplement relating to the offering may be obtained from Midway Games Inc., 2704 W. Roscoe St., Chicago, Illinois 60618, Attention: Investor Relations.

        This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        Midway Games Inc. is a leading developer and publisher of interactive entertainment software. Midway videogames are available for play on all major videogame platforms including the PlayStation®2 computer entertainment system, Xbox™ video game system from Microsoft, and Nintendo GameCube™ and Game Boy® Advance.

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MIDWAY GAMES ANNOUNCES $82.3 MILLION COMMON STOCK OFFERING